                      GLOBAL DATATEL, INC. AND SUBSIDIARIES

                                  EXHIBIT 11.1

                    COMPUTATION OF EARNINGS PER COMMON SHARE


                                                         Three Months Ended
                                                             March 31,
                                                     2 0 0 0          1 9 9 9

Basic (loss) earnings:

Net (loss) income                                 $ (1,447,920)     $    613,676
                                                  ------------      ------------

Shares:
    Weighted common shares outstanding              23,296,551        22,240,798
    Employees stock options                               --                --
                                                  ------------      ------------

Total weighted shares outstanding                   23,296,551        22,240,798
                                                  ------------      ------------

Basic (loss) earnings per common share            $       (.06)     $        .03
                                                  ============      ============

Diluted (loss) earnings:

Net (loss) income                                 $ (1,447,920)     $    613,676
                                                  ------------      ------------

Shares:
    Weighted common shares outstanding              23,296,551        22,240,798
    Employees stock options                               --                --
                                                  ------------      ------------

Total weighted shares outstanding                   23,296,551        22,240,798
                                                  ------------      ------------

Diluted (loss) earnings per common share          $       (.06)     $        .03
                                                  ============      ============